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                                                                    EXHIBIT 5.01

                                  July 21, 2000

Talarian Corporation
333 Distel Circle
Los Altos, CA 94022

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by Talarian Corporation, a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission (the "COMMISSION") on or about July 21, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,519,536 shares of the Company's Common Stock (the "Stock") subject to issuance by the Company upon the exercise of (a) options to purchase 57,167 shares of the Company's Common Stock granted under the Company's 1991 Stock Option Plan, which plan has been terminated and under which no further options will be granted (the "1991 PLAN"), (b) options to purchase 1,782,144 shares of the Company's Common Stock granted under the Company's 1998 Equity Incentive Plan, which plan has been terminated and under which no further options will be granted (the "1998 PLAN"), (c) options to purchase 20,225 shares of the Company's Common Stock granted under the WhiteBarn, Inc. 1991 Stock Option Plan, which plan has been terminated and under which no further options will be granted (the "WHITEBARN STOCK PLAN"), (d) options to purchase 280,000 shares of the Company's Common Stock granted under the WhiteBarn, Inc. 2000 Equity Incentive Plan, which plan has been terminated and under which no further options will be granted (the "WHITEBARN EQUITY PLAN"), (e) options to purchase 3,000,000 shares of the Company's Common Stock granted or to be granted under the Company's 2000 Equity Incentive Plan (the "2000 EQUITY PLAN"), (f) rights to purchase 300,000 shares of the Company's Common Stock granted or to be granted under the Company's 2000 Employee Stock Purchase Plan (the "2000 STOCK PLAN") or (g) options to purchase 1,080,000 shares of the Company's Common Stock granted outside of any option plan (the "NON-PLAN OPTIONS"). The plans referred to in clauses (a) through (f) above are collectively referred to in this letter as the "PLANS." In rendering this opinion, we have examined the following.

     (1) the Company's Certificate of Incorporation, certified by the Delaware Secretary of State on March 27, 2000.

     (2) the Company's First Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on May 26, 2000.

     (3) the Company's Certificate of Designation of Preferred Stock, certified by the Delaware Secretary of State on May 31, 2000.


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Talarian Corporation
July 21, 2000
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     (4)  the Company's Bylaws, certified by the Company's Secretary on July 20,
          2000.

     (5) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

     (6)  the prospectuses prepared in connection with the Registration
          Statement.

     (7) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company's minute books and the minute books of the Company's predecessor, Talarian Corporation, a California corporation ("Talarian California"), that are in our possession.

     (8) the stock records that the Company has provided to us (consisting of a list of shareholders and a list of option and warrant holders respecting the Company's and Talarian California's capital and of any rights to purchase capital stock that was prepared by the Company and dated July 20, 2000 verifying the number of such issued and outstanding securities).

     (9) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations.

     (10) Talarian California's Amended and Restated Articles of Incorporation, as amended, certified by the California Secretary of State on May 23, 2000.

     (11) Talarian California's Bylaws, certified by the Secretary of Talarian California on July 9, 2000.

     (12) the Merger Agreement, certified by the Secretaries of State of Delaware and California on July 10, 2000, pursuant to which Talarian California merged with and into the Company in connection with its reincorporation in Delaware.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials, records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however,


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Talarian Corporation
July 21, 2000
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we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware.

     Based upon the foregoing, it is our opinion that the 6,519,536 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the 2000 Equity Plan, (b) stock options granted under the 1991 Plan, 1998 Plan, WhiteBarn Stock Plan, WhiteBarn Equity Plan, or the Non-Plan Options and (c) purchase rights granted or to be granted under the 2000 Stock Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant prospectus, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

                                       Very truly yours,

                                       FENWICK & WEST LLP

                                       By:  /s/ Barry J. Kramer
                                          -------------------------
                                          Barry J. Kramer